Exhibit 99.(m)(1)

MERCER FUNDS

ADVISER CLASS SHARES

AMENDED AND RESTATED DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

Effective as of April 1, 2019, this Amended and Restated Distribution and Shareholder Services Plan for Adviser Class shares (the “Plan”) amends and restates the previously effective Marketing and Shareholder Services Plan for Class S Shares of the Mercer Funds (the “Trust”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company; and

WHEREAS, shares of beneficial interest of the Trust are currently divided into separate series (each a “Fund” and collectively the “Funds”), listed in the attached Appendix A, as amended from time to time; and

WHEREAS, the shares of beneficial interest of each Fund are further divided into separate classes of shares with respect to each Fund; and

WHEREAS, effective as of April 1, 2019, the Class S shares of the Trust were re-designated as Adviser Class shares in connection with the restructuring of the share class arrangements of the Trust; and

WHEREAS, the members of the Board of Trustees of the Trust (the “Board of Trustees”), in the exercise of their reasonable business judgment and in light of their fiduciary duties, have determined that there is a reasonable likelihood that the Plan will benefit the Funds and Fund shareholders; and

WHEREAS, the Trust, on behalf of the Funds, desires to arrange for the provision of certain distribution and shareholder services to the holders of the Adviser Class shares of the Funds under the terms and conditions described herein;

NOW, THEREFORE, the Trust hereby adopts this Plan on behalf of the Adviser Class shares of the Funds in accordance with Rule 12b-1 under the 1940 Act, subject to the following terms and conditions:

1. Each Fund shall pay to MGI Funds Distributors, LLC (the “Distributor”), Mercer Investment Management, Inc. (“MIM”) or their affiliates a fee in an amount or at a rate not to exceed 0.25% on an annual basis of the average daily net asset value of the Adviser Class shares of the Fund for services and activities that are primarily intended to result in the sale of Adviser Class shares (the “Fee”). Such Fee shall be calculated daily and paid monthly or at such other intervals as the Board of Trustees shall determine.

2. The Distributor and MIM shall use the Fee paid to them pursuant to Paragraph 1 hereof for sales, marketing and promotional activities (“Marketing Services”), which may be used, among other things, for the preparation and distribution of advertisements, sales literature and prospectuses and reports used for sales purposes, as well as compensation related to sales and marketing personnel and payments to dealers and others for Marketing Services. The Fee may also be used to compensate dealers and others that have entered into an agreement with the Distributor or MIM for Marketing Services that include attracting shareholders to Adviser Class shares of the Fund.

3. The Fee described in Paragraph 1 may also be used to pay authorized persons (the “Authorized Service Providers”) who enter into agreements with the Distributor or MIM to provide services to Adviser Class shareholders of the Funds. For purposes of the Plan, “service activities” shall include any personal services or account maintenance services, which may include but are not limited to: assisting beneficial shareholders with purchase, exchange and redemption requests; activities in connection with the provision of personal, continuing services to investors in each Fund; receiving, aggregating and processing purchase and redemption orders; providing and maintaining retirement plan records; communicating periodically with shareholders and answering questions and handling correspondence from shareholders about their accounts; acting as the sole shareholder of record and nominee for shareholders; maintaining account records and providing beneficial owners with account statements; processing dividend payments; issuing shareholder reports and transaction confirmations; providing sub-accounting services for Adviser Class shares of a Fund held beneficially; forwarding shareholder communications to beneficial owners; receiving, tabulating and transmitting proxies executed by beneficial owners; disseminating information about a Fund; and general account administration activities. Other expenses of an Authorized Service Provider related to its “service activities,” including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities. To the extent that an Authorized Service Provider that is subject to the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”) receives the Fee for providing “personal service and/or the maintenance of shareholder accounts” as contemplated by the Conduct Rules of FINRA, such payment may be deemed to be a “service fee” as such term is defined in FINRA Conduct Rule 2341(b)(9). An Authorized Service Provider is authorized to pay its affiliates and independent third party service providers for performing service activities consistent with this Plan.

4. The Plan shall not take effect with respect to the Adviser Class shares of a Fund until the Plan, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust, and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (the “Plan Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements, except that a meeting at which a related agreement between a Fund and a non-affiliated service provider is approved need not be an in-person meeting. For purposes of the Plan, a non-affiliated service provider is a service provider that is not affiliated with the Trust, the Trust’s investment advisor, any sub-advisor, or the Distributor.

5. The Plan shall continue in full force and effect as to the Adviser Class shares of a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 4 hereof.

6. Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan or a related agreement shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Authorized Service Providers shall provide to the Distributor or MIM, for provision to the Trustees, and the Trustees shall review such reports and information as the Trustees may require, which may be specified in the related agreement.

7. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreements related to the Plan shall provide, with respect to a Fund, that:

(a) such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding Adviser Class shares of the Fund, on or not more than 60 days’ written notice to any other party to the agreement; and

(b) such agreement shall terminate automatically in the event of its assignment.

8. This Plan, or any agreements entered into pursuant to this Plan, may be terminated with respect to the Adviser Class shares of a Fund at any time, without penalty, by vote of a majority of the Trustees and a majority of the Plan Trustees, or by vote of a majority of the outstanding voting securities of the Adviser Class shares of the affected Fund.

9. While this Plan is in effect, the Board of Trustees shall satisfy the fund governance standards as defined under Rule 0-1(a)(7) under the 1940 Act.

10. As used in this Plan, the terms “majority of the outstanding voting securities” and “assignment” shall have the same meanings as those terms have in the 1940 Act.

11. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

12. The Trustees and the holders of the Adviser Class shares of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and an Authorized Service Provider or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Fund in settlement of such right or claim, and not to such Trustees or holders of Adviser Class shares.

13. The Plan may be amended at any time with respect to the Adviser Class shares of a Fund provided that no amendment to increase materially the amount of the Fee provided for in Paragraph 1 hereof without shareholder approval and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for approval in Paragraph 4 hereof.

IN WITNESS WHEREOF, the Trust has executed this Amended and Restated Distribution and Shareholder Services Plan on the day and year set forth below.

Date: April 1, 2019

ATTEST:	MERCER FUNDS

By:	By:
Name:	Name:
Title:	Title:

APPENDIX A

Mercer US Large Cap Equity Fund

Mercer US Small/Mid Cap Equity Fund

Mercer Non-US Core Equity Fund

Mercer Emerging Markets Equity Fund

Mercer Global Low Volatility Equity Fund

Mercer Core Fixed Income Fund

 Mercer Opportunistic Fixed Income Fund

Date: April 1, 2019

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